Exhibit 99.1

NU LOGO	P. O. Box 270 Hartford, CT 06141-0270 107 Selden Street Berlin, CT 06037 (860)-665-5000 www.nu.com

News Release

CONTACT:	Jeffrey R. Kotkin
OFFICE:	(860) 665-5154

NU REPORTS ON COMPETITIVE BUSINESS DIVESTITURES, SECOND QUARTER RESULTS, REGULATED COMPANY INVESTMENTS

Significant Progress in Executing Strategic Plan, Exiting Competitive Businesses

Second Quarter Regulated Businesses Earnings Improve

Build-Out of Regulated Assets On or Ahead of Schedule

BERLIN, Connecticut, August 3, 2006—Northeast Utilities (NU-NYSE) today reported on significant progress made in the second quarter in executing the company’s strategic plan and released mid-year 2006 results.

“We are encouraged that we are on or ahead of schedule on our initiatives to divest our competitive businesses and increase our investment in our regulated companies,” said Charles W. Shivery, NU chairman, president, and chief executive officer.  “We were also very pleased with the price obtained for our competitive generation assets, which is expected to produce between $500 million and $550 million of cash, after accounting for taxes and the associated debt.  We will invest that cash primarily in the energy infrastructure New England needs.”

Shivery provided the following update on NU’s progress on becoming a company fully focused on its regulated businesses and their significant growth opportunities.

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A purchase and sale agreement has been signed with Energy Capital Partners, a private equity firm, to sell all 1,442 megawatts of the NU system’s competitive generation for a total of $1.34 billion, including the assumption of $320 million in debt.  NU expects this transaction to close by the end of this year and to use the proceeds to invest in its regulated businesses, retire debt, and pay taxes related to the sale.

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The sales of the company’s retail marketing business and most of its energy services businesses have been completed.

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The Connecticut Light and Power Company’s (CL&P) 21-mile, $350 million, 345-kV transmission project between Bethel, Connecticut and Norwalk, Connecticut is approximately 90 percent complete and expected to be in service by November 2006.

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Yankee Gas Service Company’s 1.2 bcf, $108 million liquefied natural gas storage facility is about 65 percent complete and continues to be on schedule for operation during the 2007-2008 heating season.

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Public Service Company of New Hampshire’s (PSNH) $75 million conversion of a 50-mW coal-burning unit to burn wood chips is well into testing and is expected to be declared commercial this fall.

Consolidated Second Quarter Results

NU earned $22.2 million, or $0.14 per share, in the second quarter of 2006, compared with a loss of $27.7 million, or $0.21 per share, in the second quarter of 2005.  For the six months ended June 30, 2006, NU earned $12.1 million, or $0.08 per share, compared with a loss of $145.4 million, or $1.12 per share, in the same period of 2005.

NU’s four regulated utilities earned $33.5 million, or $0.22 per share, in the second quarter of 2006 and $88.1 million, or $0.58 per share, in the first half of 2006.  Those businesses earned $22.0 million, or $0.17 per share, in the second quarter of 2005 and $75.6 million, or $0.58 per share, in the first half of 2005.

NU Parent and other affiliates accounted for $3.0 million of earnings in the second quarter and $0.9 million in the first half of 2006, compared with losses of $2.6 million in the second quarter and $6.5 million in the first half of 2005.  Those improved results were due in part to increased investment income on cash raised in December 2005 when NU sold 23 million common shares.  Also, second quarter 2006 results reflect a $2 million gain from the sale of NU’s shares in Globix Corporation, a telecommunications firm.

2006 Earnings Guidance

Shivery said CL&P’s third-quarter distribution results will include a gain of $0.48 per share as a result of a one-time $74 million reduction of income tax expense.  That reduction is related to the treatment of excess deferred income taxes and unamortized investment tax credits related to generating plants that were sold by regulated utilities as a result of industry restructuring.  That issue, which is industry-wide, was recently resolved by the Internal Revenue Service in a private letter ruling.

NU today updated its guidance, in part to account for that gain.  NU now projects 2006 combined earnings for its regulated businesses and parent company of between $1.57 per share and $1.70 per share.  NU projects earnings at its distribution and regulated generating companies of between $1.23 per share and $1.33 per share, including the reduction in CL&P’s income tax expense, and between $0.75 per share and $0.85 per share excluding it.  Previously, NU had projected distribution company earnings of

$0.89 per share and $0.96 per share in 2006.  Among other factors, NU’s distribution segments are being negatively affected by less rate relief and lower sales than previously anticipated.

Shivery said NU projects higher transmission business earnings of between $0.34 per share and $0.37 per share, up from the company’s previous estimate of between $0.32 per share and $0.35 per share.  The increase is due in part to projects being constructed ahead of schedule.  Also, primarily because of higher investment income, NU expects approximately breakeven performance at the parent level, up from a previously projected loss of $0.09 per share to $0.12 per share.

NU does not provide earnings guidance for its competitive businesses, which the company continues to divest.  However, Shivery said NU expects to record an after-tax gain of approximately

$300 million, or approximately $1.95 per share, in the fourth quarter of 2006 related to the sale of competitive generation.

Regulated Business Results

The transmission segments of NU’s three electric companies earned $12.7 million in the second quarter of 2006 and $25.4 million in the first half of 2006, compared with $10.3 million in the second quarter of 2005 and $18.7 million in the first half of 2005.  The improved results were due primarily to a higher level of investment.

NU’s regulated electric and natural gas distribution and electric generation business earned $20.8 million in the second quarter of 2006 and $62.7 million in the first half of 2006, compared with $11.7 million in the second quarter of 2005 and $56.9 million in the first half of 2005.

CL&P earned $16.1 million in the second quarter of 2006 and $48.6 million in the first half of 2006, compared with $11.0 million in the second quarter of 2005 and $36.2 million in the first half of 2005.  Improved earnings resulted from higher transmission earnings due to higher investment levels and from the absence in 2006 of a $4.4 million after-tax charge that CL&P recorded in the second quarter of 2005 related to streetlighting refunds.

PSNH earned $14.9 million in the second quarter of 2006 and $20.0 million in the first half of 2006, compared with $9.0 million in the second quarter of 2005 and $17.8 million in the first half of 2005.  The higher results were due primarily to the effects of completing PSNH’s amortization of Part 3 stranded costs in the second quarter of 2006.  Some of the tax-related effects will reverse later this year and overall will have no impact on PSNH net income in 2006.

Western Massachusetts Electric Company (WMECO) earned $2.6 million in the second quarter of 2006 and $7.8 million in the first half of 2006, compared with $2.4 million in the second quarter of 2005 and $7.1 million in the first half of 2005.  The improved results were due to a $3 million annualized rate increase that took effect at the beginning of 2006.

Yankee Gas lost $0.1 million in the second quarter of 2006 and earned $11.7 million in the first half of 2006, compared with a loss of $0.4 million in the second quarter of 2005 and earnings of $14.5 million in the first half of 2005.  Yankee year-to-date earnings were lower due primarily to an 11.5 percent decline in firm sales in the first half of 2006, compared with the same period of 2005.  The decline was primarily due to milder weather during the heating season in 2006.

Shivery said regulated electric sales were also slowed by the mild winter and lower use due to apparent customer reaction to higher energy prices.  Overall, retail sales are down 3.0 percent through the first six months of 2006, compared with 2005, with residential sales off 5.2 percent, commercial sales off 1.0 percent and industrial sales down 2.2 percent.  On a weather-adjusted basis, retail electric sales were down 0.8 percent in the first half of 2006, compared with the first half of 2005.

Shivery said NU’s overall regulated capital investment totaled $399.2 million in the first half of 2006, compared with $331.2 million in the first half of 2005.  NU projects total capital investment of approximately $900 million in 2006.

Competitive Business Results

NU’s competitive energy businesses, which the company is divesting, lost $14.3 million in the second quarter of 2006 and $76.9 million in the first half of 2006, compared with losses of $47.1 million in the second quarter of 2006 and $214.5 million in the first half of 2005.  The reduced level of losses was due primarily to a much lower impact in 2006 of marking to market wholesale electricity contracts, as well as a lower level of impairments and restructuring charges.

The following table reconciles 2006 and 2005 second-quarter and first-half results.

		Second Quarter	First Half

2005	Reported EPS	($0.21)	($1.12)
	Competitive business loss in 2005	$0.36	$1.65
	Regulated and Parent EPS in 2005	$0.15	$0.53
	Regulated transmission earnings in 2006, net of dilution	---	$0.03
	Regulated distribution and generation earnings in 2006, net of dilution	$0.05	($0.03)
	Lower Parent costs in 2006, net of dilution	$0.04	$0.05
	Regulated and Parent EPS in 2006	$0.24	$0.58
	Competitive business loss in 2006	($0.10)	($0.50)
2006	Reported EPS	$0.14	$0.08

Second-quarter and first-half financial results for NU’s regulated businesses and competitive business lines are noted below:

Three months ended:

(in millions)	June 30, 2006	June 30, 2005	Increase (Decrease)
CL&P Distribution	$6.4	$4.6	$1.8
PSNH Distribution/Generation	$12.9	$6.6	$6.3
WMECO Distribution	$1.6	$0.9	$0.7
Yankee Gas	($0.1)	($0.4)	$0.3
Total—Distribution/ Regulated Generation	$20.8	$11.7	$9.1
CL&P Transmission	$9.7	$6.4	$3.3
PSNH Transmission	$2.0	$2.4	($0.4)
WMECO Transmission	$1.0	$1.5	($0.5)
Total—Transmission	$12.7	$10.3	$2.4
Total—Regulated Businesses	$33.5	$22.0	$11.5
NU Parent and Other Affiliates	$3.0	($2.6)	$5.6
Total—Regulated and Parent	$36.5	$19.4	$17.1
Total—Competitive Energy	($14.3)	($47.1)	$32.8
Reported Earnings	$22.2	($27.7)	$49.9

Six months ended:

(in millions)	June 30, 2006	June 30, 2005	Increase (Decrease)
CL&P Distribution	$29.8	$24.0	$5.8
PSNH Distribution/Generation	$15.4	$13.5	$1.9
WMECO Distribution	$5.8	$4.9	$0.9
Yankee Gas	$11.7	$14.5	($2.8)
Total—Distribution/ Regulated Generation	$62.7	$56.9	$5.8
CL&P Transmission	$18.8	$12.2	$6.6
PSNH Transmission	$4.6	$4.3	$0.3
WMECO Transmission	$2.0	$2.2	($0.2)
Total—Transmission	$25.4	$18.7	$6.7
Total—Regulated Businesses	$88.1	$75.6	$12.5
NU Parent and Other Affiliates	$0.9	($6.5)	$7.4
Total—Regulated and Parent	$89.0	$69.1	$19.9
Total Competitive Energy	($76.9)	($214.5)	$137.6
Reported Earnings	$12.1	($145.4)	$157.5

NU has approximately 154 million common shares outstanding.  It operates New England’s largest energy delivery system, serving approximately 2 million customers in Connecticut, New Hampshire and Massachusetts.

This news release includes statements concerning NU’s expectations, plans, objectives, future financial performance and other statements that are not historical facts.  These statements are “forward looking statements” within the meaning of the Private Litigation Reform Act of 1995.  In some cases the reader can identify these forward looking statements by words such as “estimate”, “expect”, “anticipate”, “intend”, “plan”, “believe”, “forecast”, “should”, “could”, and similar expressions.  Forward looking statements involve risks and uncertainties that may cause actual results or outcomes to differ materially from those included in the forward looking statements.  Factors that may cause actual results to differ materially from those included in the forward looking statements include, but are not limited to, actions by state and federal regulatory bodies, competition and industry restructuring, changes in economic conditions, changes in weather patterns, changes in laws, regulations or regulatory policy, expiration or initiation of significant energy supply contracts, changes in levels of capital expenditures, developments in legal or public policy doctrines, technological developments, volatility in electric and natural gas commodity markets, effectiveness of our risk management policies and procedures, changes in accounting standards and financial reporting regulations, fluctuations in the value of electricity positions, the methods, timing, and results of the disposition of competitive businesses, actions of rating agencies, terrorist attacks on domestic energy facilities, and other presently unknown or unforeseen factors. Other risk factors are detailed from time to time in our reports to the Securities and Exchange Commission.  We undertake no obligation to update the information contained in any forward looking statements to reflect developments or circumstances occurring after the statement is made.

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Note: NU will webcast an investor call Friday, August 4, 2006, at 10 a.m. Eastern Daylight Time. The call can be accessed through NU’s website at www.nu.com.